U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person*

                               Blake, S. Prestley
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(Last)                              (First)                             (Middle)

6799 South Marina Way
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                                    (Street)

Stuart                                  FL                                34996
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(City)                               (State)                               (Zip)
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2. Issuer Name and Ticker of Trading Symbol

                       Friendly Ice Cream Corporation FRN

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3. IRS or Social Security Number of Reporting Person (Voluntary)

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4. Statement for Month/Year
                                   April 2002

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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person(s) to Issuer (Check all applicable)

[ ] Director

[X] 10% Owner

[ ] Officer (give title below)

[ ] Other (specify below)

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7.  Individual or Joint/Group filing (Check Applicable Line)

[_] Form filed by One Reporting Person

[X] Form filed by More Than One Reporting Person
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*If the form is filed by more than one person, see Instruction 4(b)(v)


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ----------------------------    Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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
Common Stock                           4/23/02       G        V      60,000     D
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Common Stock                           4/23/02       S               17,000     D       $8.50    790,800         (1)
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                                                                                                  10,000          I        (2)
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
*    If the Form is filed by more than one  Reporting  Person,  see Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                                                                          (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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

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

Explanation of Responses:

(1) These shares are owned directly by the SPB Family Limited Partnership, a ten percent owner of the issuer and a member of a "group" with S. Prestley Blake for purposes of Section 13(d) of the Exchange Act, and indirectly by S. Prestley Blake, as general partner of the SPB Family Limited Partnership.
(2) These  shares  are  owned by The  Helen D.  Blake  1993  Trust,  of which S.
Prestley Blake's spouse, Helen D. Blake, is a trustee. S. Prestley Blake disclaims beneficial ownership of the issuer's common stock held by The Helen D. Blake 1993 Trust except to the extent of his pecuniary interest therein.


      /s/ S. Prestley Blake                                    May 1, 2002
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      **Signature of Reporting Person                              Date
      Individually and as general
      partner of the SPB Family
      Limited Partnership

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                             Joint Filer Information


Name:                                      SPB Family Limited Partnership

Address:                                   c/o S. Prestley Blake
                                           6799 South Marina Way
                                           Stuart, FL 34996

Designated Filer:                          S. Prestley Blake

Issuer & Ticker Symbol:                    Friendly Ice Cream Corporation (FRN)

Date of Event Requiring Statement:         April 23, 2002




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